EXHIBIT 4.4

SCHUFF INTERNATIONAL, INC.
DIRECTOR COMPENSATION PLAN

ARTICLE 1. ESTABLISHMENT, PURPOSE, AND DURATION

     1.1 Establishment of the Plan. Schuff International, Inc., a Delaware corporation (the “Company”), establishes the “Schuff International Director Compensation Plan” (the “Plan”) for its Nonemployee Directors, as set forth in this document. The Plan sets forth the Annual Retainer payable to Nonemployee Directors and grants shares of Stock and Nonqualified Stock Options to Nonemployee Directors, subject to the terms below.

          Subject to the approval of the Plan by the Company’s shareholders, the Plan will become effective January 1, 1998 (the “Effective Date”). However, Stock and Options granted under the Plan will be canceled if the Plan is not approved by the Company’s shareholders at its next regularly scheduled shareholders’ meeting after the Effective Date.

     1.2 Purpose of the Plan. The purpose of the Plan is to further the Company’s short- and long-term objectives by attracting and retaining the services of Nonemployee Directors of outstanding competence and by linking the personal interests of Nonemployee Directors to those of the Company’s shareholders.

     1.3 Duration of the Plan. The Plan will begin on the Effective Date and shall remain in effect until all Stock under the Plan has been granted or purchased according to the Plan’s provisions or until the Board of Directors exercises its right to terminate the Plan. However, no shares of Stock or Option may be granted under the Plan after December 31, 2007.

ARTICLE 2. DEFINITIONS AND CONSTRUCTION

     2.1 Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a) “Annual Grant Date” means the third business day following the public release of the Company’s fiscal year-end earnings information.

(b) “Annual Retainer” means the annual fee payable by the Company to a Nonemployee Director, including amounts payable for service as a chairperson of a committee of the Board, but excluding Board and committee meeting fees.

(c) “Board” or “Board of Directors” means the Board of Directors of Schuff Steel Company, and includes any committee of the Board of Directors designated by the Board to administer part or all of this Plan.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e) “Committee” means the committee of the Board of Directors appointed by the Board to administer this Plan.

(f) “Company” means Schuff Steel Company, a Delaware corporation, or any successor thereto as provided in Section 9.2 herein.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto.

(h) “Fair Market Value” means the fair market value of such Stock as determined by the Board in its discretion, under one of the following methods: (i) the closing price for the Stock as reported on any national securities exchange on which the Stock is then listed (which shall include the NASDAQ National Market) for that date or, if no price is so reported for that date, such price on the next preceding date for which the closing price was reported; or (ii) the price as determined by such methods or procedures as may be established from time to time by the Board.

(i) “Nonemployee Director” means any individual who is a member of the Board of Directors, but who is not otherwise an employee of the Company.

(j) “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares, granted under Article 7, which is not intended to be an incentive stock option qualifying under Code Section 422.

(k) “Option” means a Nonqualified Stock Option under this Plan.

(l) “Participant” means a Nonemployee Director of the Company who has outstanding an award granted under the Plan.

(m) “Stock” means the shares of common stock of Schuff Steel Company.

     2.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

     2.3 Severability. In the event that a court of competent jurisdiction determines that any portion of this Plan is in violation of any statute, common law, or public policy, then only such portion shall be stricken. All portions of this Plan that do not violate any statute or public policy shall continue in full force and effect.

ARTICLE 3. ADMINISTRATION

     3.1 The Committee. The Plan shall be administered by the Board or a Committee of two or more Nonemployee Directors appointed by the Board to administer the Plan, subject to the restrictions set forth in this Plan. Except as otherwise provided, reference to the Committee shall refer to the Board if the Board does not appoint a Committee to administer the Plan.

     3.2 Administration by the Committee. The Committee shall have full power, discretion, and authority to interpret and administer this Plan in a manner which is consistent with the Plan’s provisions. However, in no event shall the Committee have the power to take any action that would result in the Plan not being treated as a formula plan under Section 16 of the Exchange Act.

     3.3 Decisions Binding. All decisions made by the Committee pursuant to the provisions of the Plan, and all related orders or resolutions of the Committee shall be final, conclusive, and binding on all persons, including the Company, its stockholders, employees, Participants, and their estates and beneficiaries.

ARTICLE 4. SHARES SUBJECT TO THE PLAN

     4.1 Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the total number of shares of Stock available for grant under the Plan may not exceed 50,000. The Stock issued may be authorized and unissued Stock or Stock reacquired by the Company, as determined by the Committee.

     4.2 Lapsed Awards. If any Option granted under this Plan terminates, expires, or lapses for any reason, any Stock subject to purchase pursuant to such Option again shall be available for grant under the Plan.

     4.3 Adjustments in Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Stock combination, or other change in the corporate structure of the Company affecting the Stock, the number and/or type of Stock subject to any outstanding Award, the Option exercise price per share under any outstanding Option, will be automatically adjusted so that the proportionate interests of the Participants will be maintained as before the occurrence of such event. Any adjustment pursuant to this Section 4.3 will be conclusive and binding for all purposes of this Plan.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

     5.1 Eligibility. Persons eligible to participate in this Plan are limited to Nonemployee Directors.

     5.2 Actual Participation. All eligible Nonemployee Directors shall receive an Annual Retainer under Article 6 and shall receive grants of Stock and Options pursuant to Article 7.

ARTICLE 6. BOARD COMPENSATION

     6.1 Annual Retainer. In consideration for service on the Board, each Nonemployee Director shall be entitled to an Annual Retainer equal to $20,000, or such other amount as determined from time to time by the Board. The Annual Retainer shall be paid in quarterly installments provided that the Nonemployee Director is providing services as a member of the Board on such date. If a Nonemployee Director terminates service on the Board prior to the last day of a calendar quarter, the Nonemployee Director shall be entitled to receive a pro rata portion of his Annual Retainer for such quarter.

     6.2 Board and Committee Fees and Expenses. Each Nonemployee Director shall be entitled to a fee equal to $1,000 for each Board meeting and a fee equal to $700 for each Board committee meeting that is not in conjunction with a Board meeting. Such amounts may be adjusted from time to time in the Board’s discretion. In addition, the Company shall reimburse each Nonemployee Director for reasonable expenses incurred by the Nonemployee Director for traveling to and attending Board and Board committee meetings.

     6.3 Method of Payment. A Nonemployee Director’s Annual Retainer shall be paid in cash or in shares of Stock, the Fair Market Value of which shall be determined as of the third business day after the public release of the Company’s earnings information for the quarter, and shall be issued promptly thereafter. The determination of the portion of the Annual Retainer to be paid in cash or Stock shall be pursuant to an irrevocable annual election made by the Nonemployee Director on or before February 15 of each year. The Board and Board committee fees will be paid in cash promptly after such meetings.

ARTICLE 7. STOCK AND OPTION GRANTS

     7.1 Annual Grant of Stock. Subject to the limitation on the number of shares that may be awarded under this Plan, each Nonemployee Director shall be granted 500 shares of Stock on the third business day following the public release of the Company’s fiscal year-end earnings information.

     7.2 Annual Grant of Options. Subject to the limitation on the number of shares that may be awarded under this Plan, each Nonemployee Director shall be granted an Option to purchase 500 shares of Stock on each Annual Grant Date. The Option granted pursuant to this Section 7.2 shall be immediately vested and exercisable as of the relevant Annual Grant Date.

     7.3 Individual Award Agreement. Each Option grant shall be evidenced by an individual agreement that will not include any terms or conditions that are inconsistent with the terms and conditions of this Plan.

     7.4 Option Price. The purchase price per share available for purchases under an Option granted pursuant to this Article 7 shall be equal to the Fair Market Value on the Annual Grant Date.

     7.5 Duration of Options. Unless earlier terminated, forfeited, or surrendered pursuant to a provision of this Plan, each Option granted under this Article 7 shall expire on the tenth anniversary date of its grant.

     7.6 Payment. Options shall be exercised by the delivery of a written notice of exercise to the Secretary of the Company, setting forth the number of shares with respect to which the Option is to be exercised, accompanied by full payment for the Stock. The Option price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its acceptable equivalent, or (b) by tendering previously acquired Stock having a Fair Market Value at the time of exercise equal to the total Option price (provided that the Stock tendered upon Option exercise have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option price), or (c) by a combination of (a) and (b). The proceeds from such a payment shall be added to the general funds of the Company and shall be used for general corporate purposes.

     7.7 Restrictions on Share Transferability. To the extent necessary to ensure that Options granted under this Article 7 comply with applicable law, the Board shall impose restrictions on any Stock acquired pursuant to the exercise of an Option under this Article 7, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Stock is then listed and/or traded, and under any blue sky or state securities laws applicable to such Stock.

     7.8 Termination of Service on the Board of Directors. If the service of a Participant on the Board terminates for any reason any outstanding Options that are not vested as of such date shall be forfeited. The Options that are otherwise exercisable as of the date of such termination shall be exercisable by the Participant for one year after such termination, unless the Options expire earlier under Section 7.5.

     7.9 Nontransferability of Options. No Option granted under this Article 7 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under this Article 7 shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 8. AMENDMENT, MODIFICATION, AND TERMINATION

     8.1 Amendment, Modification, and Termination. The Board may, at any time and from time to time, terminate, amend or modify the Plan; provided, however that to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

     8.2 Awards Previously Granted. Unless required by law, no termination, amendment, or modification of this Plan shall in any manner adversely affect any Option previously granted under this Plan, without the written consent of the Participant holding such Option.

ARTICLE 9. MISCELLANEOUS

     9.1 Beneficiary Designation. Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in the event of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

     9.2 Successors. All obligations of the Company under this Plan, with respect to Options, cash or Stock granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

     9.3 Requirements of Law. The granting of Options, cash and Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision set forth in this Plan, the Committee may, at its sole discretion, terminate, amend, or modify this Plan in any way necessary to comply with the applicable requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission as interpreted pursuant to no-action letters and interpretive releases.

     9.4 Governing Law. This Plan, and all agreements hereunder, shall be governed by the laws of the State of Delaware.

FIRST AMENDMENT
TO THE
SCHUFF INTERNATIONAL, INC.
DIRECTOR COMPENSATION PLAN

     Effective January 1, 1998, the Board of Directors of Schuff International, Inc. (the “Company”) approved the adoption of the Schuff International Director Compensation Plan (the “Plan”). By this First Amendment, the Company desires to amend the Plan to increase the number of shares of the Company’s Common Stock reserved and available for issuance under the Plan from 50,000 shares to 100,000 shares.

1.	This First Amendment shall amend only those Sections specified in this Amendment and those Sections not amended will remain in effect.

2.	Article 4, regarding Shares Subject to Plan, shall be amended as follows: “50,000” is increased to “100,000.”

3.	This First Amendment shall be effective at such time as it has been approved by the stockholders of the Company, at a meeting thereof, by a vote sufficient to meet the requirements of Section 422(b)(1) of the Delaware General Corporation Law.

     The Company has caused this First Amendment to the Plan to be signed by its duly authorized officer this 16th day of May, 2003.

SCHUFF INTERNATIONAL, INC.

By: Its:	/s/ Michael R. Hill Vice President & CFO